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                                                                   Exhibit 99(m)
                                DISTRIBUTION PLAN
                                       OF
                     MATTHEWS INTERNATIONAL FUNDS - CLASS A



         The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by Matthews International Funds (the "Trust") for the Class A shares of the Trust and any separate series of the Trust hereinafter organized. The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested Trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

         In reviewing the Plan, the Board of Trustees determined that the adoption of the Plan would be prudent and in the best interests of the Trust and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Trust and its shareholders. The Plan has also been approved by a vote of the sole initial shareholder of the Class A shares of the Trust.

         The Provisions of the Plan are:

         1. (a) Class A of the Trust shall reimburse the Advisor, the Distributor or others for all expenses incurred by such parties in the promotion and distribution of the Class A shares of the Trust, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, and other distribution-related expenses, as well as any distribution fees paid to securities dealers or others who have executed a selling agreement with the Trust on behalf of Class A or the Distributor. The maximum aggregate amount which may be reimbursed by Class A of the Trust to such parties pursuant to this paragraph herein shall be 0.25% per annum of the average daily net assets of Class A. Said reimbursement shall be made monthly by Class A to such parties.

                  (b) In addition to the amounts described in (a) above, the Trust shall pay (i) to the Distributor for payment to dealers or others, or (ii) directly to others, an amount not to exceed 0.25% per annum of Class A's average daily net assets represented by shares of Class A from time to time, as a service fee. The monies to be paid pursuant to this paragraph 1(b) shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with the purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Trust on behalf of customers; forwarding certain shareholder communications from the Trust to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in Class A. Any amounts paid under this paragraph 1(b) shall be paid pursuant to a servicing or other

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agreement.

         2. All payments in connection with this Plan shall be paid quarterly by Class A of the Trust to the appropriate parties.

         3. The Advisor and the Distributor shall collect and monitor the documentation of payments made under paragraph 1, and shall furnish to the Board of Trustees of the Trust, for their review, on a quarterly basis, a written report of the monies reimbursed to them and others under the Plan as to the Trust's Class A, and shall furnish the Board of Trustees of the Trust with such other information as the Board may reasonably request in connection with the payments made under the Plan as to the Trust's Class A in order to enable the Board to make an informed determination of whether the Plan should be continued.

         4. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees, including the non-interested Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

         5. The Plan, or any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Trust, or by vote of a majority of the non-interested Trustees, on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the management agreement between the Trust and the Manager.

         6. The Plan and any agreements entered into pursuant to this Plan may not be amended to increase materially the amount to be spent by the Trust's Class A for distribution pursuant to Paragraph 1 hereof without approval by a majority of Class A's outstanding voting securities.

         7. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by the non-interested Trustees cast in person at a meeting called for the purpose of voting on any such amendment.

         8. So long as the Plan is in effect, the selection and nomination of the Trust's non-interested Trustees shall be committed to the discretion of such non-interested Trustees.

         9. This Plan shall take effect on the 18th day of April, 1998.